As filed with the Securities and Exchange Commission on January 28, 2011
Registration No. 333-157070

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
the Securities Act of 1933

ENERGIZER HOLDINGS, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Missouri	43-1863181
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

533 Maryville University Drive
St. Louis, Missouri	63141
(Address of Principal Executive Offices)	(Zip Code)
ENERGIZER HOLDINGS, INC.
2009 INCENTIVE STOCK PLAN
(Full Title of the Plan)

Gayle G. Stratmann, Esq.
Vice President and General Counsel
ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141
(Name and address of agent for service)

(314) 985-2162
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     Energizer Holdings, Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2009 (Registration No. 333-157070) (the “2009 Registration Statement”), pursuant to which the Company registered 4,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), for issuance pursuant to the Energizer Holdings, Inc. 2009 Incentive Stock Plan (the “Original 2009 Plan”).
     On January 18, 2011, at the Annual Meeting of Shareholders of the Company, the shareholders of the Company approved the Energizer Holdings, Inc. Amended and Restated 2009 Incentive Stock Plan (the “Amended 2009 Plan”), which the Company’s Board of Directors had previously approved, subject to such shareholder approval. The Amended 2009 Plan provides, among other things, that a maximum of 8,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), may be issued thereunder. Of the 8,000,000 shares of Common Stock authorized for issuance under the Amended 2009 Plan, 435,989 shares were previously authorized and issued under the Energizer Holdings, Inc. 2009 Incentive Stock Plan (the “Original 2009 Plan”), and 3,564,011 shares of Common Stock were previously authorized but not issued under the Original 2009 Plan (the “Unused Shares”). Upon shareholder approval of the Amended 2009 Plan, the Amended 2009 Plan replaced the Original 2009 Plan and no additional awards will be made under the Original 2009 Plan. Therefore, in accordance with the undertaking contained in the 2009 Registration Statement, the Unused Shares, which were previously registered under the 2009 Registration Statement, but not issued under the Original 2009 Plan, are hereby deregistered.
     The Company is concurrently filing a separate Registration Statement on Form S-8 to register 7,564,011 shares of Common Stock for offer or sale pursuant to the Amended 2009 Plan, which include the Unused Shares.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Town and Country, State of Missouri on the 28th day of January 2011.

ENERGIZER HOLDINGS, INC
By:	/s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President & Chief Financial Officer